UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

Poseida Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39376	47-2846548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9390 Towne Centre Drive, Suite 200
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 779-3100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PSTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2024, Poseida Therapeutics, Inc. (the “Company”) and Xyphos Biosciences, Inc., a wholly-owned subsidiary of Astellas Pharma Inc. (“Xyphos”), entered into a collaboration and license agreement (the “Collaboration Agreement”), pursuant to which the Company will grant to Xyphos (i) an exclusive license under certain Company intellectual property to conduct activities under two research plans, to create one Company-developed CAR-T construct to form the basis of two convertibleCAR® product candidates targeting solid tumors, which will be generated by using both parties’ platform technology (each a “Research Product”), where each Research Product will bind to a human tumor-associated antigen, and may also bind to a human antigen associated with a tumor microenvironment, (ii) an exclusive license under certain Company intellectual property to develop, and commercialize up to two Research Products that have been designated as licensed products following receipt of the applicable IND-enabling data package, and (iii) an exclusive license under certain Company intellectual property to manufacture the products once manufacturing technology transfer has been completed.

For each research plan, the Company will perform development activities through the generation of an IND-enabling data package and Xyphos is obligated to reimburse the Company for FTE costs and expenses incurred by the Company in its performance of certain activities, up to an agreed annual cap. Xyphos may request that the Company transfer the manufacturing process for a product to Xyphos, or that, subject to the payment of a fee, the Company manufacture the Allo-T Cells forming part of such product for use in the first Phase 1 trial of such product.

Under the Collaboration Agreement, Xyphos is obligated to make an upfront payment to the Company of $50.0 million, $6.0 million of which is an advanced payment for research and development activities to be conducted by the Company. The Company could also receive up to $550.0 million in potential development and sales milestone payments and contingency payments. The Company is further entitled to receive tiered royalty payments up to the low teens as a percentage of net sales.

The Collaboration Agreement includes standard termination provisions, including for material breach or insolvency and for Xyphos’s convenience. Certain of these termination rights can be exercised with respect to a particular product or license, as well as with respect to the entire Collaboration Agreement.

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the upfront payment and other potential fees, milestone and royalty payments and research and development activities under the Collaboration Agreement, the potential benefits of the Company’s technology platforms and product candidates, and the Company’s plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the fact that the Collaboration Agreement may be terminated early, the fact that the Company will have limited control over the efforts and resources that Xyphos devotes to advancing development programs under the Collaboration Agreement and the Company may not receive the potential fees and payments under the Collaboration Agreement or fully realize the benefits of the collaboration, risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry and the other risks described in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this report speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 7.01	Regulation FD Disclosure.

On May 1, 2024, the Company issued a press release announcing the execution of the Collaboration Agreement. A copy of this press release is furnished herewith as Exhibit 99.1 to this report.

The information in this Item 7.01 of this report (including Exhibit 99.1) is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, whether made before or after today’s date, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific references in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Poseida Therapeutics, Inc., dated May 1, 2024.

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poseida Therapeutics, Inc.

Date: May 1, 2024	By:	/s/ Harry J. Leonhardt, Esq.
	Name: Title:	Harry J. Leonhardt, Esq. General Counsel, Chief Compliance Officer & Corporate Secretary